Exhibit 23

As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-59383 on Form S-3 of our report dated January 31, 1995 including in Green Mountain Power
Corporation's Form 10-K for the year ended December 31, 1994 and to all references to our firm included in that registration statement.

\S\ Arthur Andersen LLP

Boston, Massachusetts
November 10, 1995